                                                                  Exhibit 10.19

Confidential treatment has been requested with respect to certain information contained in this document. Confidential portions have been omitted from the public filing and have been filed separately with the Securities and Exchanges commission.

                        PRODUCTS AND SERVICES AGREEMENT

        THIS PRODUCTS AND SERVICES AGREEMENT (this "Agreement") is dated as of March 3, 1999, by and between Sylvan Learning Systems, Inc., a Maryland corporation ("Sylvan") and ZapMe! Corporation, a California corporation ("ZapMe").

                                   RECITALS

        WHEREAS, Sylvan has developed or will develop those educational and testing products and services enumerated on EXHIBIT A attached hereto (the "Authorized Products and Services") for use on or with personal computers ("PCs");

        WHEREAS, ZapMe is in the business of, among other things, providing no cost PC-based computer systems consisting of a server networked with 5 to 15 personal computers and a laser printer to elementary, middle and high schools at no cost (a "ZapMe" System"); the ZapMe Systems are connected to the Internet via satellite or otherwise utilizing ZapMe's operating systems and software; and

        WHEREAS, Sylvan and ZapMe have agreed to enter into this Agreement whereby ZapMe is entrusting Sylvan to maximize the value of certain business opportunities available to ZapMe, by granting Sylvan the exclusive right to provide the Authorized Products and Services through ZapMe Systems.

        NOW THEREFORE, in consideration of the foregoing, the mutual covenants and agreements contained herein and other good and valuable consideration, the parties, intending to be legally bound, hereby agree as follows:

        SECTION 1.      GRANT OF EXCLUSIVE RIGHT; RIGHTS RESERVED.

                        1.1 ZapMe hereby grants to Sylvan, and Sylvan hereby accepts from ZapMe, the exclusive right to deliver the Authorized Products and Services on ZapMe Systems in Eligible Schools, as defined below, to Sylvan customers.

                        1.2 In consideration of ZapMe granting such rights to Sylvan, Sylvan agrees to use its best efforts to maximize the value to ZapMe of the opportunities to which ZapMe is hereby entrusting Sylvan by delivering all of the Authorized Products and Services to Eligible Schools.

                        1.3 This Agreement does not include or address goods and services to be delivered outside of the United States, which rights are specifically reserved by ZapMe.

Sylvan/ZapMe! Agreement

        SECTION 2. SYLVAN'S RESPONSIBILITIES. At all times during the term hereof, Sylvan shall:

                        2.1 Promote and support all of the Authorized Products and Services to students, teachers, administrators and other potential end users in those schools having an installed and fully functioning ZapMe System ("Eligible Schools");

                        2.2 Develop other fee-based products and services ("Additional Sylvan Products and Services") to be provided by Sylvan directly or by a third party through Sylvan in addition to the Authorized Products and Services for introduction into the Eligible Schools. ZapMe shall have the right to approve, in its sole discretion, all proposed terms and conditions regarding Additional Sylvan Products and Services before they may be delivered on or through ZapMe Systems in Eligible Schools ("Eligible Systems"), including specifically the terms and conditions under which ZapMe will be compensated in connection therewith;

                        2.3 Interact with teachers, students, administrators and other end users in the Eligible Schools in order to facilitate and encourage the use of the Eligible Systems for the Authorized Products and Services;

                        2.4 Promptly pay to ZapMe all Profit Share Fees (as hereinafter defined) in accordance with Section 5 hereof; and

                        2.5  Use reasonable efforts to cooperate and
facilitate the use of Eligible Systems by third parties designated by ZapMe, in such a way as not to unduly interfere with Sylvan's rights to offer the Authorized Products and Services or Additional Sylvan Products and Services.

        SECTION 3. ZAPME'S RESPONSIBILITIES. At all times during the term hereof, ZapMe shall:

                        3.1 Actively market the ZapMe Systems to school districts and individual schools throughout the United States so as to increase the number of schools that may become Eligible Schools;

                        3.2 Use commercially reasonable efforts to support, maintain and repair the ZapMe Systems at Eligible Schools, including the PCs, all software and other components, so that workstation and network downtime is minimized;

                        3.3 Not accept any advertising on Eligible Systems for products or services that are directly competitive with the Authorized Products and Services; and

                        3.4 Promptly remit to Sylvan any fees received by ZapMe which represent fees for Authorized Products and Services and Additional Sylvan Authorized Products and Services.

Sylvan/ZapMe! Agreement

        SECTION 4.      COOPERATION AND INFORMATION SHARING.

                        4.1 ZapMe shall, subject to any confidentiality restrictions it may be under, keep Sylvan apprised of and consult with Sylvan on the types of educational products and services ZapMe intends to offer on or through the ZapMe!-TM- netspace (the "ZapMe Netspace"). If such products or services are similar to the Authorized Products and Services or other products and services Sylvan offers, ZapMe will provide Sylvan with notice thereof prior to committing to offering such products or services on the ZapMe Netspace.

                        4.2 Sylvan will keep ZapMe apprised of its efforts to deliver the Authorized Products and Services in as many Eligible Schools as is practical.

        SECTION 5.      PROFIT SHARE FEES.

                        5.1     PERCENTAGE.    For each calendar quarter
during the term of this Agreement, Sylvan shall pay to ZapMe a cash fee equal to the Applicable Percent (as defined below) of the Net Operating Profit (as defined below) generated during such quarter by the Authorized Products and Services (as expressed on EXHIBIT A hereto) at the Eligible Schools. For purposes of the foregoing, Net Operating Profit shall be calculated by Sylvan in accordance with EXHIBIT B attached hereto, and all fees paid to ZapMe during the term of this Agreement pursuant to this Section 5 (excluding any credit against Profit Share Fees otherwise owing by reason of Section 5.3 hereof) are hereinafter referred to as "Profit Share Fees." ZapMe acknowledges that Sylvan provides products and services to schools, administrators, teachers and students independent of ZapMe Systems and ZapMe agrees that only those Authorized Products and Services actually provided making use of Eligible Systems are subject to payment of Profit Share Fees. The Applicable Percent shall initially be 35%, and for each $5 million in cumulative Profit Share Fees paid to ZapMe, so long as this Agreement is in effect, the Applicable Percent shall be reduced by 2.5% until it becomes 20%, after which it shall not be further reduced.

                        5.2     PAYMENT OF PROFIT SHARE FEES.    After the
end of each calendar quarter during the term of this Agreement, Sylvan shall calculate the estimated Profit Share Fees payable on account of such quarter and shall remit the estimated Profit Share Fees to ZapMe not later than the 15th of the month following the end of the quarter, in all cases subject to the verification procedures described in Section 6.2 of this Agreement. Such Profit Share Fees shall be calculated net of any previous net operating losses reported for prior quarters in that particular calendar year.

                        5.3     MINIMUM PROFIT SHARE FEES.

                                (a)     During 1999 only, Sylvan shall pay a
minimum quarterly Profit Share Fee of $50 for each school that was an Eligible School on the last day of the applicable quarter (the "1999 Minimum Per School Quarterly Fee"). For 1999, Sylvan shall pay to ZapMe not less than $250,000 in cumulative Profit Share Fees. If the calculated amount of 1999 Profit Share Fees (including aggregate 1999 Minimum Per School Quarterly
Fees) is less than $250,000 Sylvan shall receive a credit against the fees to be paid by Sylvan to ZapMe for

Sylvan/ZapMe! Agreement

--------------------
[*]Confidential treatment has been requested with respect to certain information contained in this document. Confidential portions have been omitted from the public filing and have been filed separately with the Securities and Exchanges commission.

2000, which credit shall equal the excess of $250,000 over the amount of fees otherwise owing for 1999.

                                (b)     For each year during the term of this
Agreement beginning with the year 2000, Sylvan shall pay to ZapMe an annual Minimum Profit Share Fee, calculated in accordance with the following formula: MPSF = ES x FF, where "MPSF" represents the Minimum Profit Share Fee; "ES" represents the number of Eligible Schools in which a ZapMe System has been installed and is operational for at least one full year as of the last day of the year in question; and "FF" represents the relevant Fee Factor (as hereinafter defined).

                                (c)     Sylvan shall calculate and pay the
MPSF no later than January 15th of the following year, subject to verification as provided for in Section 6 below. For purposes of the calculation of MPSF, the FF for each school in question shall be as follows:


    Number of Full Years as Eligible School                Fee Factor
    ---------------------------------------                ----------
                       1                                      $200
                       2                                      $300
                       3                                      $400
                    4 or more                                 $500

        SECTION 6.      REPORTING; AUDIT RIGHTS.

                        6.1     ZAPME SCHEDULES.    Within 10 days after the
end of each calendar quarter during the term of this Agreement, ZapMe shall provide Sylvan a schedule showing each Eligible School as of the end of the preceding quarter (the "Eligible School Schedule"), which shall separately identify each Eligible School, when such school became an Eligible School and the number of Eligible Schools added and deleted during such quarter. Promptly after the end of each year during the term of this Agreement, ZapMe shall verify its calculations through an independent auditor or other means of verification acceptable to Sylvan (the "Verified Annual Schedule"), and ZapMe shall provide Sylvan the Verified Annual Schedule within 30 days after the end of each year.

                        6.2     SYLVAN QUARTERLY REPORT.    Within 30 days
after receipt of each Eligible School Schedule, Sylvan shall provide ZapMe with an accounting showing revenues, operating expenses and Net Operating Profit from the Authorized Products and Services during the quarter covered by that Eligible School Schedule (the "Sylvan Quarterly Report"). For the four quarters of 1999, the Sylvan Quarterly Report also shall include a calculation of the 1999 Minimum Fee, based upon the number of Eligible Schools contained in the Eligible School Schedule for the applicable quarter. Each Sylvan Quarterly Report shall be accompanied by either payment of the amount by which the verified Profit Share Fee exceeded the Profit Share Fee made previously for that quarter, or a credit memorandum for the amount by which the estimated Profit Share Fee exceeded the Profit Share Fee made previously for the Quarter.

Sylvan/ZapMe! Agreement

--------------------
[*]Confidential treatment has been requested with respect to certain information contained in this document. Confidential portions have been omitted from the public filing and have been filed separately with the Securities and Exchanges commission.

                        6.3 SYLVAN ANNUAL REPORT. Annually, Sylvan shall cause its independent auditors to report on the accuracy of each Sylvan Quarterly Report prepared by Sylvan during the preceding year (the "Sylvan Annual Report") and to calculate the MPSF for each such year (beginning with the year 2000), based upon the number of Eligible Schools shown on the Verified Annual Schedule for that year. Sylvan shall provide the Sylvan Annual Report to ZapMe by March 31 of the following year. If that Sylvan Annual Report shows that Sylvan owes a MPSF for that year or that Sylvan has underpaid the Profit Share Fees for that year, Sylvan shall pay the amount due when it sends the Sylvan Annual Report to ZapMe. If the Sylvan Annual Report shows that Sylvan has overpaid the Profit Share fees for the year, the amount of the overpayment shall be credited against the Profit Share Fees for the following year.

                        6.4     SYLVAN'S AUDIT RIGHTS.   If Sylvan disagrees
with any Eligible Schools Schedule, Sylvan shall notify ZapMe of such disagreement within 30 days of receiving such Eligible Schools Schedule.
Upon receipt of such notice, ZapMe shall promptly make available to Sylvan and its auditors, during reasonable business hours, all books and records, including financial records, pertaining to the Eligible Schools for purposes of verifying the Eligible Schools Schedule. Sylvan's failure to provide notice of disagreement within such 30 days shall constitute acceptance of the Verified Annual Schedule. In the event the Sylvan audit determines that the Eligible Schools Schedule has been overstated by more than 5%, then ZapMe shall pay the reasonable cost of such audit.

                        6.5     ZAPME'S AUDIT RIGHTS.    If ZapMe disagrees
with any Sylvan Quarterly Report or Sylvan Annual Report, ZapMe shall notify Sylvan of such disagreement within 30 days of receiving such Sylvan Quarterly Report and within one year of receiving such Sylvan Annual Report. Upon receipt of such notice, Sylvan shall promptly make available to ZapMe and its auditors, during reasonable business hours, all books and records, including financial records, pertaining to Sylvan's revenues, operating expenses and Net Operating Profit from the Authorized Products and Services for purposes of verifying the Sylvan Quarterly Report or the Sylvan Annual Report, as the case may be. ZapMe's failure to provide notice of disagreement within such time frames shall constitute acceptance of the applicable report (subject in the case of each Quarterly Report to final determination in the Annual Report). In the event the ZapMe audit determines that the Profit Share Fees have been understated by more than the greater of $25,000.00 or 5% of the Profit Share Fees, then Sylvan shall pay the reasonable cost of such audit.

                        6.6     DISPUTES.    If a dispute arises under
Section 6.4 or 6.5 which the parties are unable to resolve within 30 days, the parties shall cause their respective auditors to seek to resolve the dispute. If the auditors are unable to resolve the dispute within the next 30 days, the matter shall be submitted to binding arbitration in accordance with Section 11 hereof.

        SECTION 7.      SPONSORSHIP; ADVERTISING.

                        7.1     CHARTER SPONSORSHIP.    In 1999, Sylvan will
participate as a charter advertising sponsor on the ZapMe Network in the amount of $500,000, payable as such

Sylvan/ZapMe! Agreement

--------------------
[*]Confidential treatment has been requested with respect to certain information contained in this document. Confidential portions have been omitted from the public filing and have been filed separately with the Securities and Exchanges commission.

advertising expenses are incurred. As a charter sponsor, Sylvan shall be entitled to require ZapMe to place Sylvan-created advertisements on the ZapMe Network in accordance with ZapMe's charter sponsorship terms. Subject to Sylvan's good faith determination that its customer acquisition cost goals have been met for a particular year, Sylvan shall remain a sponsor of the ZapMe Network for the following year, at a spending level of 20% above the preceding annual level. In the event ZapMe is not able to deliver the minimum amount of advertising substantially in accordance with reasonable Sylvan-specified delivery frequencies to meet the sponsorship level provided in this Section 7.1, then Sylvan shall receive an advertising credit the following year in an amount equal to the value of advertising not delivered which would have met the minimum sponsorship level.

                        7.2     ADVERTISING RATES.    In 1999 and 2000,
Sylvan shall be entitled to preferred advertising rates that reflect a 50% and 25% discount, respectively, to ZapMe's published rates for those years. During the term of this Agreement, Sylvan shall be charged advertising rates no greater than the lowest rates charged by ZapMe to any advertiser during that year.

                        7.3     ANNUAL ADVERTISING CREDIT.    ZapMe and
Sylvan agree that it is in their mutual best interests that the Authorized Products and Services be promoted by advertisements on the ZapMe Network. Sylvan shall be credited each calendar year of this agreement beginning in 1999 with an advertising credit equal (a) in 1999 to $500,000 and (b) thereafter to the actual amount of spending by Sylvan on advertising on the ZapMe Network the previous calendar year (the "Advertising Credit"). This Advertising Credit will be repaid to ZapMe on a dollar for dollar basis until repaid in full out of the Net Operating Profits from the sale of Authorized Products and Services. Notwithstanding the foregoing, Sylvan will not be required to repay any Advertising Credits to the extent that they in total exceed cumulative Net Operating Profits, prior to termination of this Agreement.

        SECTION 8.      TERM AND TERMINATION.

                        8.1     TERM.   The initial term (the "Initial Term")
of this Agreement shall expire on December 31, 2003. Sylvan may renew this Agreement for an additional five year period by providing written notice of its intent to renew no later than November 15, 2003, but only if: (i) the Profit Share Fees for the first three calendar quarters of 2003 would result in an annualized Fee Factor (the "Annualized Fee Factor") of at least $650 per school (the "Renewal Right Amount"), such calculation to be based on the number of Eligible Schools in which a ZapMe System has been installed and is operational for at least one year, on September 30, 2003; or (ii) the Annualized Fee Factor is less than the Renewal Right Amount and Sylvan remits to ZapMe such additional payment as is necessary to achieve the Renewal Right Amount.

                        8.2     TERMINATION.    This Agreement may be
terminated as follows:

                                (a)     by mutual written consent of Sylvan
and ZapMe; or

Sylvan/ZapMe! Agreement

--------------------
[*]Confidential treatment has been requested with respect to certain information contained in this document. Confidential portions have been omitted from the public filing and have been filed separately with the Securities and Exchanges commission.

                                (b)     by Sylvan, if ZapMe breaches any
provision of Section 3 of this Agreement, which breach has not been cured within 30 days after written notice from Sylvan to ZapMe; or

                                (c)     by ZapMe, if Sylvan breaches any
provision of Section 1, 2, 5, 6 or 7 of this Agreement, which breach has not been cured within 30 days after written notice from ZapMe to Sylvan; or

                                (d)     by ZapMe, on one year's written
notice, if Sylvan offers or delivers PC-based Authorized Products or Services through third parties whose business model is based on installing free or subsidized PC systems in schools; or

                                (e)     by Sylvan for any reason, upon not
less than one year's prior written notice, accompanied by a termination fee equal to the greater of (i) $1 million; or (ii) the MPSF for the 12 months preceding the month in which Sylvan provides such notice of termination; or

                                (f)     by Sylvan, by written notice at any
time after December 31, 1999, if ZapMe has not achieved (i) 500 Eligible Schools by December 31, 1999, (ii) 1,500 Eligible Schools by December 31, 2000; and (iii) 2,500 Eligible Schools by December 31, 2001 and each year thereafter.

                        8.3 If Sylvan is precluded by any governmental authority (including judicial authorities) from delivering any one or more of the Authorized Products and Services to any Eligible School, (a) Sylvan shall immediately so inform ZapMe thereof and (b) at any time thereafter, ZapMe may, by written notice to Sylvan, determine that such school is no longer an Eligible School.

                        8.4     REMEDIES UPON TERMINATION.    In the event of
the termination of this Agreement, all legal rights and equitable remedies, if any, of the terminating party shall survive and remain enforceable.

        SECTION 9.      PERFORMANCE WARRANT.    In consideration of the
agreements hereunder, ZapMe shall deliver to Sylvan a warrant in substantially the form attached hereto as EXHIBIT D.

        SECTION 10.     CONFIDENTIALITY.    Each party hereto will hold in
confidence and not reveal to any third parties any knowledge or information of a confidential nature with respect to the business, products, know-how and methods of operation of the other party hereto, and will not disclose, publish or make use of the same, provided, however, that the foregoing shall not be applicable to any disclosure or use of confidential information or knowledge that can be demonstrated to have (i) been publicly known prior to the date of this Agreement, (ii) become known by publication or otherwise not due to the unauthorized act or omission on the part of the recipient, or
(iii) been supplied to the recipient by a third party without violation of the rights of any of the parties to this Agreement or any other party's rights. Upon termination or expiration of this Agreement, each party shall immediately return to the other confidential information

Sylvan/ZapMe! Agreement

--------------------
[*]Confidential treatment has been requested with respect to certain information contained in this document. Confidential portions have been omitted from the public filing and have been filed separately with the Securities and Exchanges commission.

(regardless of the medium) in its possession and belonging to such other party. The parties agree that the remedy at law for any breach of this
Section 10 may be inadequate and that the aggrieved party shall be entitled to injunctive and other equitable relief in addition to any other remedy available to it in law or equity. This Section 10 shall survive termination or expiration of this Agreement and shall remain enforceable by injunctive or other equitable relief.

        SECTION 11.     INDEMNIFICATION.    Sylvan shall be responsible for
the Authorized Products and Services, and shall indemnify and hold ZapMe harmless from any claim asserted by, or liability to, any third party based solely upon one or more of the Authorized Products and Services or the negligence of Sylvan. ZapMe shall be responsible for the Computer Labs, the ZapMe Systems, and all computers and related equipment, and shall indemnify and hold Sylvan harmless from any claim asserted by, or liability to, any third party based solely upon one or more of the Computer Labs, the ZapMe Systems, the related computers and other equipment or the negligence of ZapMe.

        SECTION 12.     DISPUTE RESOLUTION; CONSENT TO JURISDICTION.
Sylvan and ZapMe agree that any controversy or claim arising out of or relating to this Agreement or the alleged breach thereof shall be settled exclusively by arbitration in Tulsa, Oklahoma in accordance with the National Rules of the American Arbitration Association. The decision of the arbitrator or arbitrators shall be binding on all parties hereto, and judgment upon the arbitration award may be entered by any court having jurisdiction. In reaching its decision, the arbitrator shall have no authority to change or modify any provision of this Agreement. Any party hereto may seek specific performance, injunctive relief or other equitable relief before a court of competent jurisdiction for purposes of compelling the other party hereto to perform its obligations hereunder, or compelling the other party to arbitrate any controversy or claim in the manner provided for above. The failure of a court to grant the equitable relief sought by a party hereto shall not bar such party from seeking to arbitrate the same claim, and such failure shall not be taken into account by arbitrators in any arbitration. For purposes of the foregoing, ZapMe and Sylvan each hereby irrevocably consent to the jurisdiction of the federal and state courts of the State of Maryland and California, respectively, and to arbitration located in Tulsa, Oklahoma. For purposes of Section 10 of this Agreement, ZapMe and Sylvan irrevocably consent to the jurisdiction of the federal and state courts of the State of Maryland and California, respectively.

        SECTION 13.     MISCELLANEOUS.

                        13.1    NO AGENCY, JOINT VENTURE, ETC.     Sylvan and
ZapMe acknowledge and agree that each is not an agent of the other for any purpose whatsoever, and that each shall have no authority to legally bind the other. Nothing contained in this Agreement shall be deemed to create a joint venture or partnership between the parties.

                        13.2    EXPENSES.     Each party to this Agreement
shall pay all of its expenses relating hereto, including fees and disbursements of its counsel, accountants and financial advisors.

Sylvan/ZapMe! Agreement

                        13.3    SURVIVAL.       The covenants and agreement
made by the parties in Sections 5, 10, 11 and 12 of this Agreement shall survive the termination or expiration of this Agreement.

                        13.4    NOTICES.        Except as otherwise provided
herein, all notices, requests, demands and other communications under or in connection with this Agreement shall be in writing, and:

                        (a)     if to Sylvan, shall be addressed to:
                                Sylvan Learning Systems, Inc.
                                1000 Lancaster Street
                                Baltimore, Maryland 21202
                                Attention: Douglas L. Becker, Co-Chief
                                  Executive Officer
                                Fax: 410-843-8060

                       with a copy to:

                                Sylvan Learning Systems, Inc.
                                1000 Lancaster Street
                                Baltimore, Maryland 21202
                                Attention: Robert W. Zentz, Esq., General
                                  Counsel
                                Fax: 410-576-1763

                        (b)     if to ZapMe, shall be addressed to:
                                ZapMe Corporation
                                3000 Executive Parkway, Suite 150
                                San Ramon, California 94583
                                Attention: Lance Mortensen, Chief Executive
                                  Officer
                                Fax: 925-543-0301

                       with a copy to:

                                ZapMe Corporation
                                3000 Executive Parkway, Suite 150
                                San Ramon, California 94583
                                Attention: Bruce Bower, General Counsel
                                Fax: 925-277-9356

                        All such notices, requests, demands or communications shall be sent by overnight delivery, or certified mail (return receipt requested), and shall be deemed delivered when sent. Any party may change the address at which it is to receive notice by like written notice to the other.

                        13.5    ENTIRE AGREEMENT.     This Agreement
(including the exhibits hereto and the lists, schedules and documents delivered hereunder, which are a part hereof) is intended by the parties to and does constitute the entire agreement of the parties with respect to the matters contemplated by this Agreement. This Agreement supersedes any and all prior

Sylvan/ZapMe! Agreement
understandings, written or oral, between the parties. This Agreement may be amended, modified, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of the amendment, modification, waiver, discharge or termination is sought. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

                        13.6    HEADINGS.       The paragraph headings
contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                        13.7    COUNTERPARTS.   This Agreement may be
executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                        13.8    ASSIGNMENT.     This Agreement shall inure to
the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns, but nothing herein, express or implied, is intended to or shall confer any rights, remedies or benefits upon any person other than the parties hereto. This Agreement may be assigned by either party with the other party's consent, not unreasonably to be withheld, in the event of a merger, acquisition, or sale of substantially all of the assets of the assigning party (provided that the succeeding entity agrees to honor all of the commitments and obligations of the assigning party under this Agreement, and without the other party's consent in the event of a merger in connection with the reincorporation of the assigning party.

                        13.9    TECHNICAL SPECIFICATIONS.     Each ZapMe
System is based on the technical specifications set forth in EXHIBIT C.

                        13.10 GOVERNING LAW. This Agreement shall be construed in accordance with and governed by the laws of the State of New York, without giving effect to the principles of conflicts of law.

Sylvan/ZapMe! Agreement

        IN WITNESS WHEREOF, Sylvan and ZapMe have executed this Agreement as of the day and year first above written.



                                       SYLVAN LEARNING SYSTEMS, INC.


                                       By: /s/ Douglas Becker
                                          ---------------------------
                                       Name: Douglas Becker
                                            -------------------------
                                       Title: President & Co-CEO
                                             -------------------------


                                       ZAPME CORPORATION


                                       By: /s/ Lance Mortensen
                                          ---------------------------
                                       Name: Lance Mortensen
                                            -------------------------
                                       Title: CEO
                                             ------------------------

Sylvan/ZapMe! Agreement

                                   EXHIBIT A

                                      to
                        Products and Services Agreement

                        AUTHORIZED PRODUCTS AND SERVICES

"Authorized Products and Services" include only the following items:

1. Student tutoring or information training services, delivered either live or by computer.

2. Test preparation programs for academic tests, including but not limited to the SAT, ACT and the PSAT ("Test Prep Programs").

3. The delivery of computer based tests, for a fee, for (i) academic or institutional admission (e.g. SAT, ACT), (ii) academic recognition, or scholarship (e.g. PSAT), (iii) professional or vocational designation or certification (e.g. Microsoft Certified Systems Engineer), or (iv) academic placement or credit (e.g. standardized AP testing).

Notwithstanding the foregoing, Authorized Products and Services shall in no way:

       (i) require that ZapMe block access to any sites available on the Internet that are not operated by ZapMe;

       (ii) preclude ZapMe from entering into agreements with on-line retailers of educational material or content, other than on-line retailers who specialize in 1, 2 or 3 above; or

       (iii) preclude ZapMe from incorporating into the ZapMe Netscape educational content (other than Test Prep Programs) for which ZapMe is not compensated.

Sylvan/ZapMe! Agreement

                                   EXHIBIT B
                                      to
                         Products and Services Agreement


For purposes of Section 5.1 of the Products and Services Agreement between Sylvan Learning Systems, Inc. and ZapMe Corporation dated January 15, 1999, Net Operating Profit shall be deemed to be the result of subtracting from the gross income derived from the delivery of Authorized Products and Services or Additional Opportunity Products and Services at an Eligible School utilizing Eligible Systems the sum of all expenses directly attributable thereto.

For purposes of the foregoing the term "gross income" shall mean the amount of fees billable for services delivered and gross sales price billed for products delivered exclusive of any sales taxes or shipping costs billed to the recipient.

For purposes of the foregoing, expenses shall be directly attributable to gross income derived from the marketing, delivery and support of Authorized Products and Services or Additional Opportunity Products and Services to an Eligible School utilizing Eligible Systems if they are for goods and services actually delivered or provided to the Eligible School and would not be incurred but for the activity of providing such Authorized Products and Services or Additional Opportunity Products and Services. In no event shall allocated expenses from support or development activities occurring at locations other than Eligible Schools or depreciation or amortization charges be utilized in determining Net Operating Profit, without ZapMe's prior written approval, not unreasonably to be withheld.

Sylvan/ZapMe! Agreement

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[*]Confidential treatment has been requested with respect to certain information contained in this document. Confidential portions have been omitted from the public filing and have been filed separately with the Securities and Exchanges commission.

                                  EXHIBIT C

                       SKYSURFER PRO NETWORK SCHEME

                                  [Graphic]



--------------------
[*]Confidential treatment has been requested with respect to certain information contained in this document. Confidential portions have been omitted from the public filing and have been filed separately with the Securities and Exchanges commission.